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                                                                   Exhibit 99.1

                                                                    [Logo]

Westinghouse Public Relations                Westinghouse Electric Corporation
                                             Westinghouse Building,
                                             Gateway Center
                                             11 Stanwix Street
                                             Pittsburgh Pennsylvania 15222-1384

                                                    Contact:  Kevin Ramundo
                                                    Telephone:  (412) 642-4989

WESTINGHOUSE REPORTS THIRD QUARTER RESULTS

    o  PROFIT GROWTH IN RADIO ACCELERATES
    o  TELEVISION NETWORK BEGINNING TO SHOW IMPROVEMENT
    o  $800 MILLION IN NEW POWER SYSTEMS ORDERS IN THE QUARTER

         PITTSBURGH, November 4, 1996 - Westinghouse Electric Corporation (NYSE:WX) reported income from continuing operations for the quarter of $2 million, or zero cents per share, compared to $27 million, or $.04 cents per share, in the year-ago quarter. The company reported a net loss of $28 million for the current quarter, including a $30 million after-tax extraordinary loss from a non-cash write-off of deferred financing fees for the early extinguishment of debt. The company's $7.5 billion credit facility was replaced during the quarter with a new $5.5 billion bank revolving credit facility with significantly more favorable terms.

         For the first nine months of 1996, Westinghouse had net income of $64 million compared to net income of $22 million in the year-ago period. A gain on the sale of the defense electronics business, partially offset by special charges, favorably affected the 1996 results by $161 million. The first nine months of 1995 included an unfavorable impact of $86 million from several special items.

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WESTINGHOUSE/CBS GROUP

         Westinghouse's broadcasting group reported sales of $910 million compared to $166 million last year and earnings before interest, taxes, depreciation, and amortization (EBITDA) of $149 million, compared to $53 million in the year-ago quarter. These comparisons do not include CBS in last year's third quarter.

         PROFORMA RESULTS: Compared to the year-ago quarter, CBS sales were up approximately 2 percent. Excluding the benefit from purchase price accounting, EBITDA fell 12 percent from last year. Although television station EBITDA declined due to the effects of lower ratings and affiliation switches, considerable progress is being made in reducing costs and strengthening the performance of major market stations. At the television network, EBITDA declined from the year-ago quarter, primarily due to higher costs associated with coverage of the presidential election, advertising and promotion for the new primetime season, and affiliate compensation. These costs were partially offset by syndication income. In the radio business, a 14 percent rise in sales outpaced the market. Higher sales coupled with cost improvements drove a 52 percent increase in EBITDA.

         In commenting on the broadcasting business, Michael H. Jordan, the company's chairman and chief executive officer, said, "We are pleased with the launch of our new primetime season. CBS has increased viewership among households and has grown target demographics. This improved network performance, our increased focus on station operations and cost reduction programs will drive stronger results at the TV stations. Our radio stations continue to far exceed our expectations, both in revenue growth and profitability. We expect to build on this performance as we look forward to our merger with Infinity Broadcasting."

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THE INDUSTRIES AND TECHNOLOGY GROUP

         Sales in the Industries and Technology Group were up slightly while operating profits were down compared to the third quarter of last year. In power systems, which accounts for about two-thirds of the group's revenues, approximately $800 million in new orders were received during the quarter.

         Revenues in power systems increased significantly during the quarter; however, profits were equal to last year due to changes in the sales mix and lower prices in the equipment backlog. Although a strong fall outage season is anticipated, Power Systems' profitability for the year is likely to be below expectations, due to the profit shortfall in the first half. New equipment orders are expected to remain strong.

          Thermo King had a solid quarter largely due to aggressive cost reduction programs implemented during the last two years. The third quarter also yielded a 6 percent increase in orders. The business achieved slightly higher operating profit despite a 12 percent decline in sales resulting from weak truck and trailer markets.

         In the government operations unit, operating profit was adversely affected by the timing of award fees and bid and proposal costs.

         "While operating profits in our Power Systems businesses continue to be depressed, we are very encouraged by our increasing installed base and growing market share. I'm particularly pleased with Thermo King's success in driving profitability despite soft market conditions," Mr. Jordan said.

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